Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 25, 2005

among

INVITROGEN CORPORATION,

ERROL ACQUISITION CORPORATION

and

BIOSOURCE INTERNATIONAL, INC.

Section 3.12	Environmental Matters

Section 3.13	Opinion of Financial Advisor

Section 3.14	Brokers and Other Advisors

Section 3.15	Rights Agreement

Section 3.16	Intellectual Property

Section 3.17	Material Contracts

Section 3.18	Title to Property; Condition

Section 3.19	Insurance

Section 3.20	Certain Payments

Section 3.21	Complete Copies of Materials

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1	Organization

Section 4.2	Authority; Noncontravention

Section 4.3	Governmental Approvals

Section 4.4	Information Supplied

Section 4.5	Ownership and Operations of Merger Sub

Section 4.6	Capital Resources

Section 4.7	Brokers and Other Advisors

ARTICLE V	ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1	Preparation of the Proxy Statement; Stockholders Meeting

Section 5.2	Conduct of Business

Section 5.3	Other Offers; Etc.

Section 5.4	Reasonable Best Efforts

Section 5.5	Public Announcements

Section 5.6	Access to Information; Confidentiality

Section 5.7	Notification of Certain Matters

Section 5.8	Indemnification and Insurance

Section 5.9	Fees and Expenses

Section 5.10	Rule 16b-3

Section 5.11	Employee Matters

Section 5.12	Delisting

Section 5.13	Termination of Plans

ARTICLE VI	CONDITIONS PRECEDENT

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger

Section 6.2	Conditions to Obligations of Parent and Merger Sub

Section 6.3	Conditions to Obligations of the Company

ARTICLE VII	TERMINATION

Section 7.1	Termination

Section 7.2	Effect of Termination

Section 7.3	Termination Fee

ARTICLE VIII	MISCELLANEOUS

Section 8.1	No Survival of Representations and Warranties

Section 8.2	Amendment or Supplement

Section 8.3	Extension of Time, Waiver, Etc

Section 8.4	Assignment

Section 8.5	Counterparts

Section 8.6	Entire Agreement; No Third-Party Beneficiaries

Section 8.7	Governing Law; Jurisdiction; Waiver of Jury Trial

Section 8.8	Specific Enforcement

Section 8.9	Notices

Section 8.10	Severability

Section 8.11	Definitions

Section 8.12	Interpretation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2005 (this “Agreement”), is among INVITROGEN CORPORATION, a Delaware corporation (“Parent”), ERROL ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and BIOSOURCE INTERNATIONAL, INC., a Delaware corporation (the “Company”).  Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent and Genstar Capital Partners II, L.P. are entering into that certain Voting Agreement dated of even date herewith in respect of shares of capital stock of the Company beneficially owned by Genstar Capital Partners II, L.P. (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2         Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (California time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, CA 94065, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3         Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4         Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5         Certificate of Incorporation and Bylaws of the Surviving Corporation.  The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8 hereof).

SECTION 1.6         Directors and Officers of the Surviving Corporation.

(a)           Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)           The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1         Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Capital Stock.  Each issued and outstanding share of Company Common Stock together with the associated Series A Preferred Stock Purchase Rights (the “Rights”) issued under the Rights Agreement, dated as of February 25, 1999, between the Company and the U.S. Stock Transfer Corporation, as rights agent, as amended on January 10, 2000 and September 28, 2000 (as amended, the “Rights Agreement”) (other than (i) shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares), shall be converted into the right to receive $12.50 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2         Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c).  Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing, provided that no such investment shall affect Parent’s obligation to pay the Merger Consideration in accordance with the terms of this Agreement.

(b)           Exchange Procedures.  As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (or evidence of shares in book-entry form), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (less any applicable excise and withholding Taxes in accordance with Section 2.2(g) hereof), without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this ARTICLE II, without interest.

(c)           Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(d)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this ARTICLE II.

(e)           Termination of Fund.  At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3         Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting

Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

SECTION 2.4         Company Stock Options.  Effective immediately prior to the Effective Time, each then-outstanding option to purchase shares of Company Common Stock, whether or not then vested or exercisable (each, an “Option”), shall constitute only the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option.  As of the Effective Time, any Option with an exercise price greater than the $12.50 per share of Company Common Stock shall be canceled without consideration and be of no further force or effect.  The Option Consideration shall be paid as soon after the Effective Time as shall be practicable.  Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) $12.50 per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.  Prior to the Effective Time, the Company shall obtain all necessary waivers, consents or releases from holders of Options and take all other action as may be necessary to give effect to the transactions contemplated by this Section 2.4.

SECTION 2.5         Warrants.  The Company shall take all actions necessary to provide that each outstanding Warrant referred to in Section 3.2 hereof that represents the right to acquire shares of Company Common Stock shall be converted at the Effective Time into the right to receive a cash amount equal to the Warrant Consideration for each share of Company Common Stock then subject to the Warrant, in full satisfaction of all rights under such Warrant.  The Warrant Consideration shall be paid as soon after the Closing Date as shall be practicable.  Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Warrant Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of (i) $12.50 per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant.

SECTION 2.6         Employee Stock Purchase Plan.  Prior to the Effective Time, the Company shall take all action necessary to (i) establish a final purchase date under the Company’s employee stock purchase plan (“Company ESPP”) as of a date prior to the Effective Time, and any purchase periods then in progress shall end on such new final purchase date, (ii) immediately prior to the Effective Time, accelerate vesting of any unvested shares issuable to Company employees pursuant to the Company ESPP, and (iii) effect the termination of the Company ESPP effective as of a time following such new final purchase date but at or prior to the Effective Time.  All outstanding purchase rights under the Company ESPP shall automatically be exercised on the new final purchase date, and each share of Company Common Stock purchased under those exercised rights and all vested shares pursuant to the Company ESPP shall at the Effective Time be canceled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) of this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this ARTICLE III (it being understood that any matter set forth in the Company Disclosure Schedule shall be deemed disclosed with respect to any section of this ARTICLE III to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent on its face):

SECTION 3.1         Organization, Standing and Corporate Power.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”).  For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any party, any change, event, circumstance, development or occurrence which has, individually or in the aggregate, a material adverse effect on (x) the results of operations or financial condition of such party and its Subsidiaries taken as a whole or (y) the ability of the party to consummate the Transactions; provided, however, that any adverse change, event, circumstance, development or occurrence arising out of, resulting from or attributable to the following shall not be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, provided that such changes do not affect such party and its Subsidiaries in a disproportionately adverse manner, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such party and its Subsidiaries conduct business, provided that such changes do not affect such party and its Subsidiaries in a disproportionately adverse manner, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (iv) any action taken by the Company or its Subsidiaries as expressly permitted by this Agreement or with Parent’s prior consent or (v) any decline in the market price, or change in trading volume, of the capital stock of such party or any failure to meet publicly announced revenue or earnings projections, provided, however, that the exception set forth in (v) above shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decline or failure has resulted in, or contributed to, a Material Adverse Effect.

(b)           Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (or, with respect to the Company’s foreign Subsidiaries, similar concepts under applicable foreign law if applicable) and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing (or, with respect to the Company’s foreign Subsidiaries, similar concepts under applicable foreign law if applicable) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.  All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors’ qualifying shares or the like) are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, transfer restrictions, mortgages, assessments, claims, charges and other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities Laws.  The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person other than its Subsidiaries.

(c)           The Company has delivered or made available to Parent complete and correct copies of (i) the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”) and (ii) the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Boards of Directors of the Company held since January 1, 2003.

SECTION 3.2         Capitalization.

(a)           The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  At the close of business on July 22, 2005, (i) 9,858,706 shares of Company Common Stock were issued and outstanding (of which 652,729 shares of Company Common Stock were held by the Company in its treasury), (ii) 4,000,000 shares of Company Common Stock were reserved for issuance under the Company’s 2000 Non-Qualified Stock Option Plan and the 1993 Stock Incentive Plan (collectively, the “Company Stock Plans”) (of which 1,798,959 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 1,287,000 shares of Company Common Stock were reserved for issuance upon exercise of the warrants listed in Section 3.2(b) of the Company Disclosure Schedule (“Warrants”).  All shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and were issued in compliance with all applicable securities laws.  Since March 31, 2005, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than or pursuant to (i) options and Warrants referred to above that are outstanding as of the date of this Agreement or are hereafter issued without violation of Section 5.2 hereof or (ii) shares of Company Common Stock purchased pursuant to the Company ESPP.

(b)           Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all holders of Options, indicating with respect to each Option, the number of shares of Company Common Stock subject to such Option, the exercise price, the date of grant and the expiration date thereof.  Section 3.2(b) of the Company Disclosure Schedule also sets forth a complete and accurate list of all holders of Warrants, indicating with respect to each Warrant, the number of shares of Company Common Stock subject to such Warrant, the exercise price and the date of grant.  The Company has delivered or made available to Parent accurate and complete copies of all

Warrants, Company Stock Plans, the standard forms of stock option agreement evidencing Options and any stock option agreements evidencing an Option that deviates in any material manner from the Company’s standard forms of stock option agreement.

SECTION 3.3         Authority; Noncontravention; Voting Requirements.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)           The Company Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved, subject to Section 5.3 hereof, to recommend that stockholders of the Company adopt this Agreement and approve the Transactions.

(c)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or the charter, bylaws, memorandum or articles of association or other organizational document of any Subsidiary of the Company, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) conflict with or violate any Law, judgment, writ, order, decree or injunction of any Governmental Authority, permit or license applicable to the Company or any of its Subsidiaries or (y) conflict with, breach, result in a violation of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change of control under, require the payment of a penalty under or result in the imposition of a lien on the Company’s assets or a Subsidiary’s assets under, any of the terms, conditions or provisions of any Material Contract (as defined below) to which the

Company or any of its Subsidiaries is a party, except, in the case of clause (ii), for such conflicts, breaches, violations, defaults, payments, liens or other events, or consents or waivers the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(d)           The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

SECTION 3.4         Governmental Approvals.  Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.5         Company SEC Documents; Undisclosed Liabilities.

(a)           The Company has filed all required registration statements, reports and proxy statements with the SEC since January 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, for the absence of notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c)           The chief executive officer and principal financial officer of the Company have made all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder by the SEC, and the statements contained in any such certificates were complete and correct when made.

(d)           Neither the Company nor any of its Subsidiaries has any liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2005 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or (iv) as would not reasonably be expected to have a Company Material Adverse Effect.  The Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act).

SECTION 3.6         Absence of Certain Changes.  Since the Balance Sheet Date (a) the Company has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.7         Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, material legal or administrative proceeding, claim, suit, arbitration, mediation or other action against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, stipulation or decree imposed upon or binding upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.  To the Knowledge of the Company, there is no investigation by any Governmental Authority pending or threatened against or relating to the Company.

SECTION 3.8         Compliance With Laws; Permits.  The Company and each of its Subsidiaries, is not currently in violation of, and since January 1, 2002 has complied with, has not received any notice alleging any violation with respect to, any laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance, violation or alleged violation that would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries, since January 1, 2002 has complied with, is not currently in violation of, and has not, since January 1, 2002, received any notice alleging any violation with respect to, any terms of its Permits, except for such non-compliance, violation or alleged violation that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.9         Information Supplied.  The Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.10       Tax Matters.

(a)           (i) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which have not been fully paid or adequately reserved in the Company SEC Documents; (iv) neither the Company nor any of its Subsidiaries has requested an extension of time within which to file a material Tax Return which has not been since filed; and (v) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no oral or written notice thereof has been received.  There are no Liens for Taxes upon the assets of the Company, except for Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material.  The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.  Neither the Company nor any of its subsidiaries is a party to any Tax allocation or sharing agreement.  The Company has properly and timely withheld and remitted to the proper Governmental Authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.  This Section 3.10 constitutes the sole and exclusive representation or warranty of the Company relating to Tax matters.

(b)           For purposes of this Agreement:  (i) “Taxes” shall mean (x) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (y) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (x), and (z) any transferee liability in respect of any items described in clauses (x) and/or (y) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11       Employee Benefits and Labor Matters.

(a)           The Company Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other compensation or benefit plan or agreement maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employees, directors, officers or independent contractors (each, a “Company Plan”).  The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan.  Each Company Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries has been administered in all material respects in accordance with its terms.  The Company, its Subsidiaries and all the Company Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except for any instances of noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, (a) all Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries is so qualified and (b) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan.  The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, as well as a correct and complete copy of each pending application for a determination letter, if any.  All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents.  Neither the Company nor any Subsidiary has contributed or has been obligated to contribute to an “employee benefit plan” subject to Title IV of ERISA, a multiemployer plan, as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.  No Company Plan is a self-insured plan.  There are no liabilities with respect to any self-insured plan that the Company has maintained, established, sponsored, participated in or contributed to, which are not properly reflected or reserved against on the consolidated balance sheet of the Company as further described in Section 3.5 hereof.

(b)           There is no agreement, plan, arrangement or other contract covering any current or former employee, director or consultant of the Company that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.  Based on a good faith interpretation of Code Section 409A and IRS Notice 2005-1, no compensation shall be includable in the gross income of any current or former employee, director or consultant of the Company as a result of the operation of Code Section 409A with respect to any applicable arrangements or agreements in effect prior to the Effective Time.

SECTION 3.12       Environmental Matters.  Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to the environment or the protection thereof, waste disposal, or protection of occupational health and safety as it relates to exposure to hazardous materials (“Environmental Laws”), which compliance includes obtaining, maintaining and complying with all licenses and Permits required by Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property operated or leased by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any off-site location to which the

Company or any of its Subsidiaries has transported or arranged for the transportation, storage, handling or disposal of any waste or hazardous material, (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (iv) the Company and its Subsidiaries have not received any unresolved notice that any of the licenses and Permits required by all Environmental Laws applicable to the ownership of their assets and the conduct of their business will be revoked, suspended or not renewed, (v) there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any hazardous substance or waste into the environment by the Company at any real property operated or leased by the Company or any of its Subsidiaries, or to the Knowledge of the Company, at any offsite location to which the Company or any of its Subsidiaries transported or arranged for the transportation, storage, handling or disposal of any waste or hazardous material at concentrations requiring investigations or remediation under Environmental Laws, and (vi) to the Knowledge of the Company, there are no underground storage tanks or underground improvements containing hazardous materials, including, treatment tanks located on any real property operated or leased by the Company or any of its Subsidiaries. The Company and its Subsidiaries have made available to Parent true and complete copies of all material investigations, reports, studies, audits, tests, evaluations or analyses possessed or initiated by the Company or its Subsidiaries pertaining to any hazardous material or waste in, on, at, beneath or adjacent to any real property operated or leased by the Company or any of its Subsidiaries, pertaining to any off-site location to which the Company or any of its Subsidiaries transported or arranged for the transportation, storage, handling or disposal of any waste or hazardous material, or concerning compliance by the Company or any of its Subsidiaries with any Environmental Law, to the extent such materials are in the possession of the Company.  This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental and health and safety matters, or liabilities or obligations, or compliance with Laws, relating thereto.

SECTION 3.13       Opinion of Financial Advisor.  The Company Board of Directors has received the signed opinion of UBS Securities LLC, dated the date of this Agreement (the “Financial Advisor Opinion”), to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s stockholders (other than certain affiliates of the Company) in the Merger is fair to such holders from a financial point of view.  A true and complete copy of such Financial Advisor Opinion has been furnished for informational purposes only to Parent, and, as of the date hereof, such Financial Advisor Opinion has not been withdrawn, revoked or modified.

SECTION 3.14       Brokers and Other Advisors.  Except for UBS Securities LLC, whose fees and expenses shall be paid by the Company, no broker, investment banker, financial advisor or other Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.15       Rights Agreement.  The Company has taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement, the Voting Agreement and the Transactions, (b) ensure that (i) none of Parent or Merger Sub is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) a Stock Acquisition Date (as defined in the Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement, the Voting Agreement or the consummation of the Transactions and (c) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

SECTION 3.16       Intellectual Property.

(a)           Section 3.16(a) of the Company Disclosure Schedule contains a complete and correct list of (i) all issued patents by country and all pending patent applications by country (including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations, and extensions) owned by the Company or any Subsidiary (collectively, “Patent Rights”), all registered trademarks, registered service marks, domain names and trade names by country and all applications for any of the foregoing by country owned by the Company or any Subsidiary, and registered copyrights by country owned by the Company or any Subsidiary (collectively with the Patent Rights and all trade secrets, know-how and unregistered trademarks and unregistered service marks owned by the Company or any Subsidiary, the “Proprietary Intellectual Property”) and (ii) all license agreements and other agreements whereby a third party grants the Company or any Subsidiary a license, covenant not to sue or other similar right to or under any patents, pending patent applications, trademarks, service marks, domain names, trade names, know-how, trade secrets, copyrights, technology, computer software (other than non-negotiated (e.g., click-through or shrink wrap) licenses of commercially available software) and processes that are owned by such third party and that are either (A) used, exploited or otherwise practiced in connection with the use, manufacture or sale of any Company or Subsidiary products or (B) used, exploited or practiced by the Company or any Subsidiary in its business unrelated to the use, manufacture or sale of any Company or Subsidiary products and are material to such business of the Company or any Subsidiary as currently conducted (collectively, the “Licensed Intellectual Property”, and together with the Proprietary Intellectual Property, the “Intellectual Property”).

(b)           The Company or its Subsidiaries are the sole and exclusive owners of the Proprietary Intellectual Property, and all rights associated therewith.  The Proprietary Intellectual Property is free and clear of all Liens (except for the licenses granted by the Company under the agreements provided or made available by the Company to Parent as described in Section 3.17(a)(vi) and Section 3.17(a)(vii)), rights of first refusal, rights of first negotiation and covenants not to sue.  The Company and each Subsidiary has the right to use and otherwise exploit and practice, pursuant to valid and effective agreements, consents or other permission, all Licensed Intellectual Property.  Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Transactions will alter, conflict with or impair any such ownership in any of the Proprietary Intellectual Property.  No third party has challenged in writing or, to the Knowledge of the Company, has threatened in writing to challenge, the Company’s ownership of or other right or interest in, to or under the Intellectual Property.

(c)           All current officers of the Company and each Subsidiary employed by the Company or such Subsidiary in the United States and all current employees of the Company and each Subsidiary involved in the research and development activities of the Company or such Subsidiary and employed by the Company or such Subsidiary in the United States have executed and delivered to the Company or such Subsidiary an agreement substantially in the form provided by the Company to Parent as described below regarding the protection of the Company’s or such Subsidiary’s, as the case may be, proprietary information and the assignment to the Company or such Subsidiary, as the case may be, of all intellectual property rights (including the Proprietary Intellectual Property) arising from services performed for the Company or such Subsidiary by such Persons.  All current consultants and independent contractors retained by the Company or any Subsidiary and involved in the research and development activities in the United States of the Company or such Subsidiary have executed and delivered to the Company or such Subsidiary an agreement regarding the protection of the Company’s or such Subsidiary’s, as the case may be, proprietary information and the assignment to the Company or such Subsidiary, as the case may be, of any intellectual property rights (including the Proprietary Intellectual Property) arising from services performed for the Company by such Persons.  In the case of current employees and officers of the Company or any Subsidiary in the United States, Company has provided to Parent a copy of the form employee agreement used by the Company and each such Subsidiary regarding the protection of the Company’s proprietary information and the assignment to the Company of any intellectual property rights arising from services performed for the Company by such Persons.  In the case of current consultants and independent contractors retained by the Company or any Subsidiary and involved in the research and development activities in the United States of the Company or such Subsidiary, the Company has provided to Parent a copy of each such agreement between the Company or such Subsidiary, as the case may be, and such consultant or independent contractor.  To the Knowledge of the Company, no current employee, consultant or independent contractor of the Company or any Subsidiary involved in the research and development activities in the United States of the Company or any Subsidiary is in violation of any term of any patent disclosure agreement with the Company or any Subsidiary, any employment contract with the Company or any Subsidiary or any other contract or agreement with the Company or any Subsidiary relating to the non-use by such Person of any Intellectual Property.  To the Knowledge of the Company, all inventors named on the patents and patent applications included in the Patent Rights are the only inventors of the inventions claimed in such patents and patent applications and each of such inventors has assigned all of his or her rights, title and interest in and to such inventions to the Company.  The Company has provided to Parent a copy of each such inventor assignment.

(d)           To the Knowledge of the Company, the Intellectual Property collectively constitutes all of the intellectual property necessary to enable the Company to conduct its business as currently conducted.

(e)           All Patent Rights within the Proprietary Intellectual Property have been maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and have not lapsed, expired or been abandoned.  To the Knowledge of the Company, (i) all Patent Rights within the Proprietary Intellectual Property have been prosecuted in good faith, (ii) there are no inventorship challenges to any such Patent Rights, (iii) no interference has been declared or provoked relating to any such Patent Rights, and (iv) all maintenance and annual fees having a final due date prior to the date of this Agreement have been fully paid.

(f)            The Company has not entered into any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any Person, except for exclusive distribution agreements the Company has entered into, copies of which have been provided to Parent.  The Company is not subject to any contract or agreement that restricts the use, transfer, sale, delivery or licensing of Intellectual Property (or any tangible embodiment of such Intellectual Property, including the making, using, selling, offering for sale or importation of any product or service by the Company), except for the restrictions set forth in the license agreements and other agreements listed in Section 3.16(a) of the Company Disclosure Schedule.

(g)           To the Knowledge of the Company, no claims, suits, proceedings or actions are pending or have been asserted against the Company or are threatened against the Company by any Person challenging or questioning (i) the Company’s ownership, use, exploitation or practice of any Intellectual Property (or any tangible embodiment thereof, including the making, using, selling, offering for sale, providing or importation of any product or service by the Company), (ii) the validity, enforceability or effectiveness of any Proprietary Intellectual Property or any license or agreement granting rights to the Licensed Intellectual Property or (iii) the claim construction of any of the claims of any Patent Rights (except for office actions issued by the U.S. Patent and Trademark Office or other applicable Governmental Authorities in connection with the prosecution of the Patent Rights).  To the Knowledge of the Company, no Proprietary Intellectual Property has been infringed or misappropriated by any third party, and the Company has not provided any written notice or other written communication to any third party asserting such infringement or misappropriation.

(h)           To the Knowledge of the Company, the current use, exploitation and practice by the Company or any Subsidiary of the Intellectual Property, including the using, making, selling, offering for sale or importation of any products by the Company or any Subsidiary or the performance of any services by the Company or any Subsidiary, do not infringe, constitute contributory infringement, constitute inducement to infringe, misappropriate or constitute unlawful use of the rights of any third party.  The Company has not received any written notice or other written communication asserting any such infringement.

SECTION 3.17       Material Contracts.

(a)           Section 3.17(a) of the Company Disclosure Schedule includes a list of all contracts, agreements, licenses, arrangements or understandings to which the Company is a party or by which the Company or its assets are bound or affected as of the date hereof, (i) which are required to be disclosed in the Company SEC Documents, (ii) pursuant to which payments in excess of $250,000 are required or acceleration of benefits is required upon a “change of control” of the Company, (iii) which require the consent or waiver of a third party prior to the Company consummating the Transactions, (iv) which pertain to the lease of real property, (v) which constitute contracts, agreements, managements or understandings between the Company and any other Person, and involve consideration, received or paid by the Company, in excess of $250,000 for the twelve month period ending June 30, 2005, or are reasonably likely to result in the receipt or payment by the Company (assuming operation of the Company’s business in accordance with its results of operations over the 18 month period prior to the date of this Agreement) of consideration, to the Knowledge of the Company, in excess of $250,000 in the twelve month period following the date of this Agreement, (vi) relating to (A) any acquisition by or from the Company or any Subsidiary, or any grant by or to the Company or any Subsidiary, of any right, title or interest in, under or to any Intellectual Property, including contracts, agreements, licenses, arrangements or understandings relating to the Licensed Intellectual Property or (B) any covenant not to sue granted by the Company or any Subsidiary to any Person or granted by any Person to the Company or any Subsidiary for the benefit of the Company or such Subsidiary, as the case may be, with respect to any Intellectual Property, all of which Intellectual Property in clauses (A) and (B) are material to the Company and its Subsidiaries, taken as a whole, other than standardized nonexclusive licenses obtained by the Company in the ordinary course of business, or (vii) which constitute exclusive distribution, reseller, OEM, license out or similar agreements between the Company or any Subsidiary and any other Person, copies of which have been provided to Parent but not specifically listed in Section 3.17(a) of the Company Disclosure Schedule (the contracts, agreements, licenses, arrangements or understandings referred to in clauses (i) through (vii) above are referred to collectively herein as the “Material Contracts”).  The Company has delivered or made available to Parent a complete and accurate copy of each written Material Contract.  Notwithstanding anything set forth in (vi) above, the Company shall not be required to include on Section 3.17(a) of the Company Disclosure Schedule non-exclusive distribution, reseller, OEM, license out and similar agreements whereby the Company or any Subsidiary sells its products to a third party and grants a license or otherwise authorizes or permits such third party to use the Company’s or such Subsidiary’s trademarks for such products in connection with such third party’s marketing, distribution, sales and other commercialization efforts related to such products, provided that although such agreements are not required to be listed on Section 3.17(a) of the Company Disclosure Schedule, such agreements shall nevertheless constitute Material Contracts to the extent the Intellectual Property that is the subject of such agreements is material to the Company and its Subsidiaries, taken as a whole, and provided further that the Company has delivered or made available to Parent a complete and accurate copy of each such agreement.

(b)           With respect to each Material Contract (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company (subject to the Bankruptcy and Equity Exception); and (ii) neither the Company nor, to Knowledge of the Company, any other party, is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default by the Company or, to the Knowledge of the Company, by any such other party, or that would give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under a Material Contract.

SECTION 3.18       Title to Property; Condition. The Company does not own any real property.  With respect to real property leased by the Company, (i) the Company is entitled to and has exclusive possession of such leased properties, (ii) the leased properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with the Company’s use of the leased properties, and (iii) the Company has valid leasehold interests therein, free and clear of Liens, except for the following:  (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (b) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (c) Liens securing debt that is reflected in the Financial Statements; (d) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (f) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; and (g) such other Liens as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.19       Insurance.  Section 3.19 of the Company Disclosure Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on the date hereof (each, an “Insurance Policy”).  Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or to the Knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the Knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion.

SECTION 3.20       Certain Payments.  The Company has not, and to the Knowledge of the Company, no director, officer, agent or employee of the Company, nor any other person acting for or on behalf the Company, has directly or indirectly, on behalf of the Company made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable Law.

SECTION 3.21       Complete Copies of Materials.  In each case where a representation and warranty of the Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Parent (or made available for review by Parent).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1         Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 4.2         Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of

Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) conflict with, breach, result in a violation of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change of control under, require the payment of a penalty under or result in the imposition of a lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any contract or agreement to which Parent or Merger Sub is a party, except, in the case of clause (ii), for such conflicts, breaches, violations, defaults, payments, liens or other events, or consents or waivers the failure of which to be obtained, as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.3         Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.4         Information Supplied.  The information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5         Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6         Capital Resources.  Parent and Merger Sub collectively have, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger and to pay all fees and expenses payable by them in connection with the Transactions.

SECTION 4.7         Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1         Preparation of the Proxy Statement; Stockholders Meeting.

(a)           As soon as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information required by Law for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) the Company shall file the Proxy Statement with the SEC.  The Company shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the date of this Agreement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand.  In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response.

(b)           The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval.  Subject to Section 7.1(c)(i), the occurrence of any Company Adverse Recommendation Change shall not relieve the Company of its obligations set forth in the preceding sentence with respect to the Company Stockholders Meeting.  Unless a Company Adverse Recommendation Change has occurred, in connection with the Company Stockholders Meeting and the Transactions hereby, the Company will use its reasonable best efforts (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum or to solicit additional proxies) to obtain the Company Stockholder Approval.  Subject to

Section 5.3(b), the Proxy Statement shall contain the unqualified recommendation of the Company Board of Directors that its stockholders vote in favor of the adoption of this Agreement and the approval of the Transactions (the “Company Board Recommendation”).

SECTION 5.2         Conduct of Business.  Except as expressly permitted by this Agreement or as required by applicable Law or as contemplated by Section 5.2(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall conduct its business in all material respects in the ordinary course, consistent with past practice, use its reasonable best efforts to preserve intact its business organizations and good will, and unless Parent otherwise provides its prior written consent, the Company shall not:

(a)           (A) issue, sell or grant any shares of its or its Subsidiaries’ capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its or its Subsidiaries’ capital stock, or any rights, warrants or options to purchase any shares of its or its Subsidiaries’ capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its or its Subsidiaries’ capital stock, provided that the Company may issue shares of Company Common Stock upon the exercise of options and Warrants that are outstanding on the date of this Agreement and disclosed in the schedules hereto; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except pursuant to contracts or agreements that are in effect as of the date hereof and are disclosed in the schedules hereto; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its or its Subsidiaries’ capital stock; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(b)           incur any new indebtedness for borrowed money or guarantee any such indebtedness;

(c)           sell any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts or agreements that are in force at the date of this Agreement and are disclosed in the schedules hereto, (C) dispositions of obsolete or worthless assets or (D) transfers among the Company and its Subsidiaries;

(d)           make capital expenditures in excess of $500,000 in the aggregate for the Company and its Subsidiaries taken as a whole during the period from the date hereof until the Closing Date;

(e)           make any acquisition (including by merger or investment) of the capital stock or a material portion of the assets of any other Person;

(f)            increase in a material respect the compensation of any of its directors, officers or employees, other than (A) as required pursuant to applicable Law or the terms of contracts or agreements that are in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees (other than executive officers) made in the ordinary course of business;

(g)           make or change any material election concerning Taxes or Tax Returns;

(h)           make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(i)            amend the Company Charter Documents;

(j)            adopt a plan or agreement of complete or partial liquidation or dissolution;

(k)           pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Documents;

(l)            agree to the settlement of any claim, litigation, investigation or other action that is material to the Company and its Subsidiaries, taken as a whole;

(m)          except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or as expressly provided by this Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(n)           enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any of its Subsidiaries;

(o)           materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, in each case, or enter into any contract or agreement that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement; or

(p)           agree to take any of the foregoing actions.

SECTION 5.3         Other Offers; Etc.

(a)           The Company shall, and shall cause its and its Subsidiaries’ respective directors, officers and investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, (i) cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Takeover Proposal and (ii) request the prompt return or destruction of all confidential information relating to the Company or any of its Subsidiaries previously furnished to such Person.  The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any of its Representatives, directly or indirectly, to (i) solicit, initiate, induce or knowingly encourage any inquiries that constitute, or may reasonably be expected to lead to, a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any Person any non-public information or data, or afford access to the properties, books or records of the Company or any of its Subsidiaries, with respect to, any inquiries that constitute, or may reasonably be expected to lead to, a Takeover Proposal, or otherwise knowingly facilitate any effort to attempt to make or implement any Takeover Proposal.  Notwithstanding the foregoing, if prior to the Effective Time the Company Board of Directors receives a Takeover Proposal that was not solicited, initiated, induced or knowingly encouraged in violation of this Section 5.3 that the Company Board of Directors (i) determines in good faith, after consultation with its outside legal counsel, that failing to take action on such Takeover Proposal is reasonably likely to cause the Company Board of Directors to violate its fiduciary duties under applicable Laws, and (ii) determines after consultation with its financial advisor that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (x) furnish any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are equivalent to, and in no respect less favorable to the Company than, the terms of the Confidentiality Agreement (as defined in Section 5.6 hereof), (y) participate in discussions and negotiations with such Person regarding that Takeover Proposal and (z) enter into the confidentiality agreement contemplated by clause (x) of this sentence.  A copy of all of the information provided to such Person shall be delivered or made available promptly to Parent if it has not been previously furnished or made available to Parent.

(b)           Except as expressly permitted by this Section 5.3(b), neither the Company Board of Directors, nor any committee thereof, shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B)  recommend or propose publicly to recommend, to the stockholders of the Company the approval or adoption of any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, adopt or propose publicly to approve or adopt, any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, or (iii) cause, authorize or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or any similar agreement, with respect to any Takeover Proposal (other than a confidentiality agreement permitted by Section 5.3(a) above) (each, a “Company Acquisition Agreement”).  Notwithstanding the foregoing, (x) the Company Board of Directors may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, based on those matters as it deems appropriate, after consulting with outside legal counsel, that the failure to take such action is reasonably likely to cause the Company Board of Directors to violate its fiduciary duties under applicable law, and (y) if the Company Board of Directors receives a Takeover Proposal that such Board determines in good faith constitutes a Superior Proposal, the Company or its Subsidiaries may terminate this Agreement pursuant to Section 7.1(c)(i) and concurrently enter into a Company Acquisition Agreement with respect to such Superior Proposal, provided, that, with respect to any termination pursuant to clause (y), the Company shall have complied with its obligations under this Section 5.3 since the date of this Agreement and the Company pays Parent the Termination Fee pursuant to Section 7.3 hereof concurrent with (and as a condition of) such termination, and provided, further, that prior to such termination (A) the Company shall have given Parent written notice that it intends to terminate this Agreement pursuant to Section 7.1(c)(i), identifying the Takeover Proposal then determined to be a Superior Proposal and the parties thereto and delivering a summary of the material terms and conditions of such Takeover Proposal and (B) within four business days after the Company has provided the notice referred to in the previous clause (A), Parent does not make a binding written offer that the Company Board of Directors concludes in good faith is more favorable to Company stockholders than the Takeover Proposal determined to be a Superior Proposal.

(c)           For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in one or any series of transactions with such Person, any (i) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 15% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

“Superior Proposal” means a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its

Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation, taking into account the Person making the offer, the consideration offered, the likelihood and timing of consummation (including the legal, financial and regulatory aspects of the offer), the payment of the Termination Fee, as well as other factors deemed relevant by the Company Board of Directors) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions.

(d)           Nothing in this Section 5.3 shall prohibit the Company Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law.  In addition, it is understood and agreed that, for purposes of this Agreement (including ARTICLE VII), a factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Company Board of Directors to withdraw or modify, the Company Board Recommendation, or an approval or recommendation or neutral position with respect to such Takeover Proposal.

SECTION 5.4         Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)           In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and, subject to the provisions of Section 5.4(d) below, use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.  Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date), provided, however, that notwithstanding any of the foregoing, nothing in this Section 5.4 shall require Parent or any of its Subsidiaries to (x) propose, negotiate for, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any material assets or businesses of Parent and its Subsidiaries, taken as a whole, or any assets or businesses of the Company and its Subsidiaries the sale, divestiture or disposition of which would reasonably be expected to result in a Company Material Adverse Effect, or (y) otherwise take or commit to take any actions that limit the freedom of action of Parent and its Subsidiaries with respect to, or their ability to retain, their material assets or one or more of their businesses, or the material assets or businesses of the Company and its Subsidiaries, taken as a whole, or the Surviving Corporation.

SECTION 5.5         Public Announcements.  Each of Parent and the Company shall issue a press release with respect to the execution of this Agreement, provided, that, the prior approval of the press release from the other party is obtained (which approval shall not be unreasonably withheld, conditioned or delayed).  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or the Nasdaq Stock Market (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.6         Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s representatives reasonable access during normal business hours to the Company’s properties, books, contracts, agreements and records and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws and (ii) other information concerning its business and properties as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would jeopardize the protection of an attorney-client privilege.  Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of April 22, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).

SECTION 5.7         Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

SECTION 5.8         Indemnification and Insurance.

(a)           From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (y) the indemnification agreements listed on Section 5.8 of the Company Disclosure Schedule, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms.  Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)           For the six-year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, including a tail policy, issued by reputable insurers, providing at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium.

(c)           The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, agreement or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(d)           In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

SECTION 5.9         Fees and Expenses.  Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

SECTION 5.10       Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 5.11       Employee Matters.  With respect to any individual employed by the Company or any of its Subsidiaries at the Closing Date (the “Company Employees”), Parent shall cause the Surviving Corporation to provide such Company Employee with the following compensation and benefits for the time during the 12 month period immediately following the Closing Date that such Company Employee is employed by the Surviving Corporation (or any of its Subsidiaries): (i) base salary and annual bonus targets equal to the level of base salary and annual bonus target amounts for such Company Employees as in effect on the Closing Date, (ii) employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than the employee benefit plans, programs, contracts and arrangements provided by the Company and its Subsidiaries to Company Employees prior to the Closing Date, as well as, for any Company Employee who does not have contractual severance benefits, severance benefits that are consistent with Parent’s severance practices with employees of Parent that are similarly situated to the affected Company Employee with respect to skills, responsibilities and job scope, provided, however, that nothing in this Section 5.11 shall be construed as any guarantee of employment or any obligation of Parent, the Company or the Surviving Corporation to continue the employment of any Company Employee for any period of time after the Closing.  Parent or one of its affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its affiliates in connection with any Tax-qualified pension plan, 401(k) savings plan, cafeteria plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its affiliates which is made available following the Closing Date by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement; provided, however, that with respect to any defined benefit pension plan maintained by Parent or one of its affiliates in which such Company Employee participates following the Closing Date, such service credit shall be measured from the earliest date that such employee commenced participation in a Tax-qualified pension or savings plan maintained by the Company or one of its affiliates.  Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its affiliates, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date.

SECTION 5.12       Delisting.  Parent shall cause the Company’s securities to be de-listed from the Nasdaq Stock Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.13       Termination of Plans.  Effective as of no later than the day immediately preceding the Closing Date and contingent on the Closing, the Company shall cause to be terminated any and all Company Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated).  Unless Parent provides such written notice to the Company no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the Closing Date) pursuant to resolutions of the

Board of Directors of the Company.  The form and substance of such resolutions shall be subject to prior review of Parent.  The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request.  In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than 15 calendar days prior to the Closing Date.

ARTICLE VI

Conditions Precedent

SECTION 6.1         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained;

(b)           Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any waiting period (and any extension thereof) or other pre-consummation approvals applicable to the Merger and required to be obtained under Foreign Antitrust Laws shall have been terminated, shall have expired or shall have been obtained;

(c)           No Injunction or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(d)           No Government Action.  There shall not be pending any action, suit or other proceeding by any Governmental Authority (i) seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to Parent and its Subsidiaries, taken as a whole, or any damages that would reasonably be expected to result in a Company Material Adverse Effect in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking the sale, divestiture or disposition of any material assets or businesses of Parent and its Subsidiaries, taken as a whole, or any assets or businesses of the Company and its Subsidiaries the sale, divestiture or disposition of which would reasonably be expected to result in a Company Material Adverse Effect, or (iii) otherwise seeking to limit the freedom of action of Parent and its Subsidiaries with respect to their material assets or one or more of their businesses, or the material assets or businesses of the Company and its Subsidiaries, taken as a whole, or the Surviving Corporation.

SECTION 6.2         Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

(c)           Financial Advisor Opinion.  The Financial Advisor Opinion shall not have been withdrawn, revoked or adversely modified or, if the Financial Advisor Opinion shall have been withdrawn, revoked or adversely modified, a subsequent fairness opinion issued by a reputable investment bank reasonably satisfactory to Parent shall not have been withdrawn, revoked or adversely modified.

SECTION 6.3         Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date hereof and true and correct as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the

Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

Termination

SECTION 7.1         Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)           by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b)           by either of the Company or Parent:

(i)            if the Merger shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)           if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, nonappealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)          if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)           by the Company:

(i)            if the Company Stockholder Approval has not been obtained and concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal and the Company complies with its Termination Fee payment obligations under Section 7.3 hereof;

(ii)           if (A) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes expressly permitted by this Agreement or (y) where failure to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse

Effect” set forth therein) would not reasonably be expected to have a Material Adverse Effect on Parent and would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement, or (B) Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within twenty business days after Parent receives from the Company written notice of such inaccuracy, breach or failure; or

(d)           by Parent:

(i)            if (A) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes permitted by this Agreement or (y) where failure to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect and would not impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within twenty business days after the Company receives from Parent written notice of such inaccuracy, breach or failure; or

(ii)           if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company Board of Directors shall have approved or recommended another Takeover Proposal or withdrawn its approval of the Merger or (C) the Company or any of it Subsidiaries shall have entered into any Company Acquisition Agreement; or

(iii)          if the Company shall have received a Takeover Proposal from any Person and the Company Board of Directors took a neutral position or made no recommendation with respect to such Takeover Proposal and did not publicly reaffirm the Company Board Recommendation in favor of the Merger and the Transactions after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the Company Board of Directors to review and make a recommendation with respect to such Takeover Proposal.

SECTION 7.2         Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.9, Section 7.2 and Section 7.3, ARTICLE VIII, and the last sentence of Section 5.6, and the

Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement at any time), and there shall be no liability on the part of Parent or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 7.3         Termination Fee.  The Company shall pay to Parent a termination fee of $4,528,000 in cash (the “Termination Fee”) in the event that (i) the Company terminates this Agreement pursuant to Section 7.1(c)(i); (ii) Parent terminates this Agreement pursuant to Sections 7.1(d)(ii); or (iii) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii) or Parent terminates this Agreement pursuant to Section 7.1(d)(i) hereof, provided, in the case of this clause (iii), that (A) after the date hereof and prior to such termination, a Takeover Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, the Company enters into a Company Acquisition Agreement with respect to such Takeover Proposal.  Payment of the Termination Fee under this Section 7.3 shall be paid by wire transfer of same day funds to an account designated by Parent, in the event of payment pursuant to clause (i) above on the date of termination of this Agreement, in the event of payment pursuant to clause (ii) above within three business days following the date of termination of this Agreement, and in the event of payment pursuant to clause (iii) above, on the date of the execution and delivery by the Company of the Company Acquisition Agreement regarding such Takeover Proposal.

ARTICLE VIII

Miscellaneous

SECTION 8.1         No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its express terms contemplates performance, in whole or in part, after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2         Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such stockholder approval.

SECTION 8.3         Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto or (c) waive compliance by any other party with any of the agreements or conditions contained herein.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall impair such right or operate as a waiver thereof nor shall any single or partial waiver or extension preclude any other or further waiver or extension or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5         Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6         Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, by or among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of ARTICLE II and Section 5.8 and Section 5.10 are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State without giving effect to any choice or conflict of law provision or rule (whether in the state of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the state of Delaware.

(b)           All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action, proceeding or claim.  Each party hereto agrees not to bring any action, proceeding or claim arising out of or relating to this Agreement in any other Court.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)           Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

SECTION 8.8         Specific Enforcement.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9         Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by reputable nationwide overnight courier service (providing proof of delivery) to the intended recipient at the following addresses:

If to Parent or Merger Sub, to:

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad, CA 92008

Attention:  General Counsel

Facsimile:  (760) 476-6326

with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Attention: Jeffrey T. Baglio

Facsimile:  (858) 677-1401

If to the Company, to:

BioSource International, Inc.

542 Flynn Road

Camarillo, CA 93012

Attention:  Chief Executive Officer

Facsimile:  (805) 384-4163

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention:  Craig W. Adas

Facsimile:  (650) 802-3100

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.10       Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11       Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the State of Delaware are authorized or required by Law to be closed.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” shall mean, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.11 of the Company Disclosure Schedule, after making due inquiry of other officers charged with senior administrative or operational responsibility of such matters.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a joint venture, an unincorporated organization, a trust or any other entity, including a Governmental Authority.

 “Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Walk-Away Date” shall mean November 30, 2005.

The following terms are defined on the page of this Agreement set forth after such term below:

401(k) Plan
Agreement
Antitrust Laws
Balance Sheet Date
Bankruptcy and Equity Exception
Certificate
Certificate of Merger
Closing
Closing Date
Code
Company
Company Acquisition Agreement
Company Adverse Recommendation Change
Company Board Recommendation
Company Charter Documents
Company Common Stock
Company Disclosure Schedule
Company Employees
Company ESPP
Company Material Adverse Effect
Company Pension Plan
Company Plan
Company Preferred Stock
Company SEC Documents
Company Stock Plans
Company Stockholder Approval
Company Stockholders Meeting
Confidentiality Agreement
DGCL
Dissenting Shares
Dissenting Stockholders
Effective Time
Environmental Laws
ERISA
Exchange Act
Filed Company SEC Documents
Financial Advisor Opinion
Foreign Antitrust Laws
Indemnitee
Insurance Policy
Intellectual Property
Laws
Licensed Intellectual Property
Liens
Material Adverse Effect
Material Contracts
Merger
Merger Consideration
Merger Sub
Option
Option Consideration
Parent
Patent
Paying Agent
Permits
Proprietary Intellectual Property
Proxy Statement
Representatives
Restraints
Rights
Rights Agreement
Securities Act
Superior Proposal
Surviving Corporation
Takeover Proposal
Tax Returns
Taxes
Termination Fee
Voting Agreement
Warrant Consideration
Warrants

SECTION 8.12       Interpretation.

(a)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INVITROGEN CORPORATION

By:	/s/ John D. Thompson
	Name:	John D. Thompson
	Title:	Senior Vice President,
Corporate Development

ERROL ACQUISITION CORPORATION

By:	/s/ David F. Hoffmeister
	Name:	David F. Hoffmeister
	Title:	President and Chief Financial Officer

BIOSOURCE INTERNATIONAL, INC.

By:	/s/ Terrance J. Bieker
	Name:	Terrance J. Bieker
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]